UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2009

UPSNAP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-50560	20-0118697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Duratech Group Inc. 2920 9th Avenue North Lethbridge, Alberta, Canada T1H 5E4
(Address of principal executive offices)

Registrant’s telephone number, including area code: (403) 320-1778

(Former name or former address, if changed since last report)

This Current Report on Form 8-K is filed by UpSnap, Inc., a Nevada corporation (the “Registrant”), in connection with the matters described herein.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The Registrant through its principal subsidiary Duratech Group Inc. (“Duratech”) cancelled its Purchase Agreement dated as of June 8, 2009 (the “Agreement”) between and among Duratech, 1152645 Alberta Ltd., an Alberta numbered corporation (“Alberta Company”), and Al Kirby, a citizen of Alberta, Canada (“Kirby”) and the principal owner of Alberta Company, pursuant to which Duratech had a right to acquire, subject to the satisfaction of certain conditions subsequent, 100% of Al Kirby’s ownership interest in Alberta Company, which reflected 100% of the common voting shares and approximately 76% of the overall ownership of the Alberta Company for consideration consisting of cash having an aggregate market value of approximately $1 million (Canadian Dollars), approximately $924,000 U.S. Dollars based on foreign currency rates on the date of the Agreement.  Related agreements between the parties were also cancelled, including a Purchase Agreement and Assignment where Al Kirby agreed to sell and assign all intellectual property rights associated with the Water purification and Waste Water Systems and the Salinating systems to Duratech and all rights to manufacture Soil Remediation units as per the contract and an Assignment where Al Kirby assigned all intellectual property rights associated with Soil Remediation Process (Nature zone) to Alberta Company.

The consummation of the acquisition was contingent on Duratech completing an acquisition financing that provided $1,000,000 (CAD) in cash which the Company was unable to obtain.  The Registrant has not yet completed a recapitalization that would increase its authorized common stock and thus afford the Registrant the ability to raise capital through a private placement of equity securities.  Duratech was unable to otherwise raise the necessary capital to fulfill its initial obligation to pay $500,000 (CAD) in cash to Kirby as required by the Agreement and upon the expiration of a 90 period, the Agreement was cancelled.  Given this action and that Duratech will be unable to assume the assets and intellectual property provided under the Agreement with Kirby and the Alberta Company, Duratech has no further obligations under the Agreement.

The Registrant will continue to explore and negotiate alternative arrangements with the parties which may allow the Registrant to secure some of the rights under the prior Agreement or joint venture with the parties.

ITEM 8.01 OTHER EVENTS

It is unclear what impact the cancellation of the Agreement will have on the previously disclosed complaint that Entech Energy Group (International)  Inc. (“Entech” or “Plaintiff”) filed on July 21, 2009 against Alan Kirby (“Kirby”), 1152645 Alberta Ltd.(“1152645”) and Duratech Group Inc. (“Duratech”) (collectively “Defendants”) in the Court of Queen’s Bench of Alberta, Judicial Centre of Calgary (Solicitor’s File No. 09-1567/BHH), in which it alleged among other claims that Entech and Kirby had entered into a prior agreement on March 1, 2009 in which Plaintiff agreed to purchase all of the intellectual property and reclamation technology used on the soil reclamation business (“Intellectual Property”) and all shares in 1152645 owned by Kirby and would thus be in breach of contract which would preclude Duratech from proceeding with its purchase of 100% of Kirby’s ownership interest in 1152645.  In regards to Duratech, Plaintiff alleged that Duratech unduly interfered with the contractual relations of the Plaintiff and Kirby and 1152645 and induced a breach of agreement between the parties.  In regards to Duratech, Plaintiff requested a declaration that the Intellectual Property and shares of Kirby be held in trust for Plaintiff, that a order for transfer of such intellectual property and shares to the Plaintiff, that damages in an amount to be proven at trial and punitive damages of $1,000,000.  Duratech vehemently denied the allegations of Plaintiff and believes that its claims are without merit.  The Company has engaged Stringham Denecky Law Office, counsel admitted to practice law in the Court of Queen’s Bench of Alberta, and intend to vigorously defend its rights and position to the fullest extent of the law.  It would appear that since Duratech no longer has an Agreement with the various parties mentioned above that the complaint with regards to Duratech would be withdrawn or dismissed.  These matters have yet to be determined by a court of law.

ITEM 8.01 OTHER EVENTS

The Registrant has decided to consolidate its Canadian building operations under its principal subsidiary, Duratech Group Inc. (“Group” or “Company”), and close its Duratech Structures (“Structures”) subsidiary.   Group would expect to continue to build temporary structures on a scaled back basis as the current economic environment permits.  As part of its consolidation efforts, Structures is negotiating with vendors and debtholders to settle outstanding obligations.  On December 1, 2009, one such entity filed suit against the Company and was granted a summary judgment for $25,578.  The Company is working to settle this matter and resolve other obligations to avoid such action going forward.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSNAP, INC.

Date: December 10, 2009	By:	/s/ Peter Van Hierden
Peter Van Hierden
Chairman and CEO

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